CONSENT OF COOPERS & LYBRAND L.L.P.





     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related Prospectus pertaining to the Amended Employment Agreement between Stephen E. Flechner and North Lily Mining Company (the " Company") effective as of October 1, 1997, and the Amended Employment Agreement between W. Gene Webb and the Company effective as of October 1, 1997, and to the incorporation by reference therein of our report dated April 17, 1996 with respect to the financial statements of the Company included in its Annual Report (Form 10-K/A).


COOPERS & LYBRAND L.L.P.

/s/Coopers & Lybrand L.L.P.
----------------------------


San Francisco, California
October 1, 1997